Exhibit 5.3

April 4, 2013

VWR Funding, Inc.

Radnor Corporate Center

Building One, Suite 200

100 Matsonford Road

P.O. Box 6660

Radnor, PA

Re: Registration Statement of VWR Funding, Inc.

Ladies and Gentlemen:

Reference is made to the Registration Statement (the “Registration Statement”) on Form S-4 filed by VWR Funding, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on April 4, 2013 in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and exchange by the Company (the “Exchange Offer”) of up to $750,000,000 aggregate principal amount of the Company’s 7.25% Senior Notes due 2017 to be registered under the Securities Act (the “New Notes”), which New Notes will be guaranteed by certain subsidiaries of the Company listed in the Registration Statement, including BioExpress, LLC, a Utah limited liability company (“BioExpress”), for a like principal amount of the Company’s outstanding 7.25% Senior Notes due 2017 which have not been registered under the Securities Act (the “Old Notes”), which Old Notes have also been guaranteed by certain subsidiaries of the Company listed in the Registration Statement, including BioExpress.

In connection with the preparation of this opinion letter and as the basis for the opinions (the “Opinions”) set forth below, we have made such investigations of the laws of the State of Utah as we have deemed necessary, and we have examined such documents and records as we have deemed necessary, including the following:

(a) the Registration Statement;

(b) a photocopy of an executed counterpart of the Indenture, dated as of September 4, 2012, among the Company, as issuer, subsidiary guarantors party thereto, including BioExpress, and Law Debenture Trust Company of New York, as trustee (the “Indenture”);

(c) the form of Notational Guarantee (the “Guarantee”);

(d) the forms of the Old Notes and of the New Notes;

(e) a photocopy of the articles of organization and written declaration of the sole member of BioExpress, certified to our satisfaction (the “Organizational Documents”);

(f) a certificate of existence as to BioExpress, issued by the Secretary of State of the State of Utah; and

(g) the certificate of an officer of BioExpress, dated as of the date of this opinion letter, certifying to the matters specified therein and as to the resolutions adopted by the board of managers of BioExpress authorizing the transactions contemplated by the Indenture.

For purposes of this opinion letter, “laws of the State of Utah” or “Utah law” means and is limited to the present published statutes of the State of Utah, the applicable provisions of the Utah constitution, the administrative rules and regulations of agencies of the State of Utah as contained in the present published Utah Administrative Code, and the present published decisions of the courts of the State of Utah that in each instance are normally applicable to transactions of the type contemplated by the Exchange Offer.

Based upon the examination described above, subject to the assumptions, qualifications, limitations and exceptions set forth in this opinion letter and under current interpretations of the laws of the State of Utah, we are of the opinion that:

1. BioExpress is validly existing as a limited liability company in good standing under the laws of the State of Utah.

2. As of the date of the Indenture, BioExpress had the requisite limited liability company power and the requisite limited liability company authority to enter into the Indenture, and as of the date hereof, BioExpress has the requisite limited liability company power and the requisite limited liability company authority to perform its obligations under the Indenture and the Guarantee.

3. The Indenture has been duly authorized, executed and delivered by BioExpress.

4. No consent, waiver, approval, authorization or order of any court of the State of Utah or of any governmental authority of the State of Utah is required for the issuance by BioExpress of the Guarantee, except such as may be required under the Securities Act or the Securities Exchange Act of 1934, and any rules or regulations issued thereunder, or any state “blue sky” or similar laws in each case, as amended.

The Opinions are predicated upon and are limited by the matters set forth in the Opinions and, with your permission, are further subject to the qualifications, exceptions, assumptions and limitations set forth below (with the understanding that we have not undertaken any independent investigation to verify the accuracy or completeness of any such qualifications, exceptions, assumptions or limitations):

A. The Opinions are limited to the laws of the State of Utah. We express no opinion as to local laws or the laws of any other state or country.

B. In rendering the Opinions, we have assumed that BioExpress has complied with the provisions of the securities laws, “blue sky” laws, securities regulations, and securities rules of any applicable state and the United States of America.

C. The Opinions that relate to specific agreements or documents, relate only to the specified agreements or documents and do not extend to documents, agreements or instruments referred to in such agreements or documents (even if incorporated therein by reference) or to any exhibits, annexes or schedules that are not expressly identified in such Opinion.

D. In rendering the Opinions, we have assumed (i) the genuineness of all signatures, (ii) the capacity of all individuals executing documents and the authority of such individuals executing documents (other than officers of BioExpress), (iii) the conformity to the original documents of all photocopies or facsimile copies submitted to us, whether certified or not, (iv) the authenticity of all documents submitted to us as originals, (v) the enforceability, completeness and accuracy of the Organizational Documents, and (vi) the conformity, in all material respects, of all copies of the Indenture to the copy of the Indenture examined by us.

E. The Opinions are limited to those expressly stated, and no other opinions may be implied or inferred.

F. We assume no obligation to update or supplement the Opinions to reflect any facts or circumstances that may come to our attention after the effectiveness of the Registration Statement or any change in the law that may occur after the date of the effectiveness of the Registration Statement.

G. We have assumed that all material factual matters contained in the Indenture, including without limitation any representations and warranties, are true, accurate and complete as set forth therein, to the extent such factual matters bear on the Opinions.

This opinion letter is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except that Kirkland & Ellis LLP may rely upon this opinion letter to the same extent as if it were an addressee hereof. We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement with respect to the laws of the State of Utah. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Respectfully submitted,

/s/ Stoel Rives LLP

STOEL RIVES LLP

3